SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 1, 2004

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2004, Dynegy Inc. (“Dynegy”), through one of its subsidiaries, entered into an agreement (the “Purchase Agreement”) to purchase from Exelon Corporation (“Exelon”) (NYSE: EXC) all of the outstanding capital stock of ExRes SHC, Inc. (“ExRes SHC”), the parent company of Sithe Energies, Inc. and Sithe Independence, L.P (“Sithe Independence”). At closing, two simultaneous transactions will occur: Exelon, which currently owns a 50% interest in ExRes SHC, will acquire the remaining 50% interest in ExRes SHC from RCSE, LLC and then immediately sell 100% of the capital stock of ExRes SHC to a Dynegy subsidiary. Exelon also has the right to cause RCSE, LLC to transfer its 50% interest in ExRes SHC directly to a Dynegy subsidiary at the closing. ExRes SHC is primarily engaged in the physical power generation business in the New York marketplace.

Through this acquisition, Dynegy will acquire the 1,042-megawatt, 7,211-Btu heat rate, combined-cycle Independence power generation facility located near Scriba, NY, four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania. Sithe Independence holds a 750-megawatt firm capacity sales agreement with Con Edison, a subsidiary of Consolidated Edison, Inc., which runs through 2014 and provides annual cash receipts to Sithe Independence of approximately $100 million.

Sithe Independence is also party to tolling and financial swap contracts with a Dynegy subsidiary. The acquisition by Dynegy transforms the tolling and swap contracts into Dynegy intercompany agreements, substantially eliminating their impact on Dynegy’s consolidated financial results by retaining the net cash flows within wholly-owned Dynegy subsidiaries. Under the terms of its indebtedness, however, Sithe Independence will have limitations on its ability to distribute cash to Dynegy.

The financial terms of the Purchase Agreement include the payment by Dynegy of $135 million in cash and the consolidation of approximately $919 million in face value project debt for which certain of the Exelon subsidiaries to be acquired are obligated. The aggregate purchase price is subject to certain adjustments as set forth in the Purchase Agreement.

The acquisition is expected to close within approximately 90 days; however, consummation of the acquisition is subject to certain closing conditions set forth in the Purchase Agreement, including the receipt of approvals from various federal and state regulatory entities, such as the Federal Energy Regulatory Commission and the New York Public Service Commission, as well as Hart-Scott-Rodino review by the Federal Trade Commission. The acquisition is not conditioned upon the receipt of financing by Dynegy.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which Dynegy intends to file as an exhibit to its quarterly report on Form 10-Q for the period ended September 30, 2004.

Forward Looking Statements

Certain statements included in this Current Report on Form 8-K are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning consummation of the acquisition described above and the impact of the acquisition on Dynegy’s operations and financial results, including on the related tolling and financial swap arrangements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the receipt of required regulatory approvals and the satisfaction of other closing conditions. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this Current Report on Form 8-K to reflect events or circumstances that may arise after the date of this report, except as otherwise required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable.

(c)	Exhibits: Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: November 5, 2004	By:	/s/ CAROL F. GRAEBNER
	Name:	Carol F. Graebner
	Title:	Secretary